SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):    April 2, 2007

MagneGas Corporation
 (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

DELAWARE	000-51883
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

35246 US Highway 19 North, #311
Palm Harbor, Florida 34684
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(727) 932-9593
(ISSUER TELEPHONE NUMBER)

4307, INC.
4400 Route 9, #1000
Freehold, NJ 07728
(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

ITEM 5.01 CHANGES IN CONTROL OF REGISTRANT.

On April 2, 2007 (the "Effective Date"), pursuant to the terms of a Stock Purchase Agreement, Clean Energies Tech Co. purchased a total of 100,000 shares of the issued and outstanding common stock of 4307, Inc. (the "Company") from Michael Raleigh, the sole officer, director and shareholder of the Company, for an aggregate of $32,500 in cash. The total of 100,000 shares represented all of the shares of outstanding common stock of the Company at the time of transfer. Clean Energies Tech Co. used personal funds to purchase the shares of the Company. As part of the acquisition, and pursuant to the Stock Purchase Agreement, the following changes to the Company's directors and officers have occurred:

o	As of April 2, 2007 Dr. Ruggero Maria Santilli and Bo Linton were appointed to the Board of Directors of the Company.
o
Michael Raleigh then resigned as a member of the Company's Board of Directors and as the Company's President, Chief Executive Officer, Chief Financial Officer, Chairman of the Board and Secretary, effective September April 2, 2007.

o
Also as of April 2, 2007, Dr. Ruggero Maria Santilli was appointed as the Company's Chief Executive Officer and Chairman of the Board of Directors. Bo Linton was appointed President and member of the Board of Directors.

In connection with the change in control, the Company changed its executive offices to 35246 US Highway 19 North, #311, Palm Harbor, Florida 34684. The telephone number for the Company is (727) 932-9593 and the fax number is (727) 934 9275.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

Michael Raleigh resigned as a member of the Company's Board of Directors effective as of April 2, 2007. Michael Raleigh also resigned as the Company's President, Chief Executive Officer, and Chairman of the Board, effective April 2, 2007. The resignation was not the result of any disagreement with the Company on any matter relating to the Company's operations, policies or practices.

Dr. Ruggero Maria Santilli was appointed as the Company’s Chief Executive Officer and Chairman of the Board. As of April 2, 2007. Bo Linton was appointed as the Company’s President and member of the Board of Directors as of April 2, 2007.

Dr. Ruggero Maria Santilli, Chairman of the Board, Chief Executive Officer

Dr. Santilli was born and educated in Italy where he achieved his Ph.D., the highest possible education in mathematics and physics, as well as a chair in nuclear physics at the Avogadro Institute in Turin. In 1967 Santilli was invited by the University of Miami in Florida to conduct research for NASA.. In 1968 he joined the faculty of Boston University, under partial support from the U.S. Air Force, where he taught physics and applied mathematics from prep courses to seminar post-Ph.D. courses. In 1975-1977 he went to MIT and from 1978 to 1983 he was a member of Harvard University where he received five grants from the U. S. Department of Energy to study a generalization of quantum mechanics and chemistry needed for new clean energies and fuels. Since 1984 he has been the President of the Institute for Basic Research, originally located inside Harvard University, and moved to Florida in 1990.

Dr. Santilli is the author of some 250 technical articles and 18 post Ph.D. level monographs in mathematics, physics, cosmology, superconductivity, chemistry and biology published the world over. He is the founding editor of three journals in mathematics and physics and editor of several others.

Dr. Santilli is known in mathematics for the discovery of a series of new numbers, now called “Santilli iso-, geno-, hyper- and isodual-numbers” and other discoveries; he is known in physics as the originator of “hadronic mechanics”, the only known consistent broadening of quantum mechanics predicting new clean energies; and he is known in chemistry as the originator of “hadronic chemistry”, a broadening of quantum chemistry developed for the study of new clean fuels. Dr. Santilli is also known for the discovery of the new chemical species of Santilli Magnecues, namely, clusters of atoms with a bond much weaker than that of molecules, thus permitting for the first time a full combustion. Dr. Santilli is also internationally known for the discovery of the basic science and for the industrial development of the “Santilli MagneGas Technology” of which he remains the chief scientist with associate scientists from most developed nations.

No transactions have occurred in the last two years to which the Company was a party in which Dr. Santilli had or is to have a direct or indirect material interest. Dr. Santilli does not have an employment agreement with the Company.

Bo Linton - President, Director
From August 2006 to March 2007 Mr. Linton guided the development of the MagneGas Corporation business plan. In Nov 2005 Mr. Linton founded Carbon Jungle and served as President and CEO of the public company Carbon Jungle, Inc. Mr. Linton created this green company with the vision of improving the environment by planting trees while looking to develop renewable resource energies. Also during 2006 Mr. Linton was a co-executive producer of the feature film “The Serious Business of Happiness” a spiritual docudrama showing in theaters in 2007.

In 2005 Mr. Linton served as the President of Seamless Skyyfi, Inc., a wholly owned subsidiary of the public company Seamless Wi-Fi, Inc. In 2001 Mr. Linton founded Berserker Entertainment, Inc. Mr. Linton served as Chairman of the Board for this production, distribution, and HD post-production facility until 2004. In 2001 he produced his first feature film. He was the writer/director/producer and lead actor of this feature entitled, "Ronny Camaro and Seven Angry Women." Time Warner, and Pay-Per-View In Demand currently license the feature.

In 1998, Mr. Linton founded International Capital Group, Inc. and created a mergers and acquisitions firm. Under his leadership as President and CEO, the company completed numerous mergers and acquisitions with private and publicly traded companies. Mr. Linton received his Bachelor's degree from Louisiana State University in the spring of 1994. Some of his studies included: Economics, Finance, Environmental Science, Theater, Business Law, Real Estate, Speech, and Theater.

No transactions have occurred in the last two years to which the Company was a party in which Mr. Linton had or is to have a direct or indirect material interest. Mr. Linton does not have an employment agreement with the Company.

ITEM 9.01 FINANCIAL STATEMENT AND EXHIBITS.

(a)	Financial Statements of Business Acquired.
Not applicable.
(b)	Pro Forma Financial Information
Not applicable.
(c)	Exhibits.
	2.1	Stock Purchase Agreement dated as of April 2, 2007 between Michael Raleigh and Clean Energies Tech Co.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

MagneGas Corporation

By:	/s/ Bo Linton
Bo Linton, President

Dated: April 4, 2007

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